EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SONIC AUTOMOTIVE ANNOUNCES OFFERING OF SENIOR SUBORDINATED NOTES

CHARLOTTE, N.C., May 6, 2013 /PRNewswire/ — Sonic Automotive, Inc. (NYSE: SAH) today announced it intends to commence a private offering of up to $300.0 million in aggregate principal amount of senior subordinated notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and in offshore transactions pursuant to Regulation S under the Securities Act. The net proceeds of this offering will be used to redeem all of our outstanding 9.0% Senior Subordinated Notes due 2018 (the “9.0% Notes”) pursuant to the optional redemption provisions of the indenture governing the 9.0% Notes, and to pay related fees and expenses and any remaining amount will be used for general corporate purposes, including the acquisition and development of dealerships and related real property, repurchases of shares of its Class A common stock and other working capital needs.

The notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In addition, this press release shall not be deemed a notice of redemption for the 9.0% Notes.

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 500 company based in Charlotte, N.C., is one of the nation’s largest automotive retailers. Sonic can be reached on the web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements pertaining to a private offering of securities and redemption of all the outstanding 9.0% Notes. There are many factors that affect management’s views about future events and trends of our business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions in the markets in which we operate, the rate and timing of the overall economic recovery or decline and the risk factors described in our Annual Report on Form 10-K for the year ending December 31, 2012 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update forward-looking information.